Exhibit 3.2

ABACUS INNOVATIONS CORPORATION

BYLAWS

ARTICLE ONE

STOCKHOLDERS

SECTION 1.1 Annual Meetings. An annual meeting of stockholders to elect directors and transact such other business as may properly be presented to the meeting shall be held at such place, within or without the State of Delaware, as the Board of Directors may from time to time fix, or as otherwise determined by the Board of Directors.

SECTION 1.2 Special Meetings. A special meeting of stockholders may be called at any time by the Board of Directors, its Chairman or the President and shall be called by any of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by holders of record of a majority of the shares of stock that would be entitled to be voted on such matter or matters if the meeting were held on the day such request is received and the record date for such meeting were the close of business on the preceding day. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such a meeting and as shall be stated in the notice of such meeting.

SECTION 1.3 Notice of Meeting. For each meeting of stockholders written notice shall be given stating the place, date and hour, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and, if the list of stockholders required by Section 1.9 is not to be at such place at least 10 days prior to the meeting, the place where said list will be. Except as otherwise provided by Delaware law, the written notice of any meeting shall be given not less than 10 nor more than 50 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

SECTION 1.4 Quorum. Except as otherwise required by law or the Certificate of Incorporation, the holders of record of a majority of the shares of stock entitled to be voted present in person or represented by proxy at a meeting shall constitute a quorum for the transaction of business at the meeting, but in the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice (except as may be required under Section 1.7), other than announcement at the meeting, until a quorum is obtained. At any such adjourned session of the meeting at which there shall be present or represented the holders of record of the requisite number of shares, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 1.5 Chairman and Secretary at Meeting. At each meeting of stockholders the Chairman, or in his absence the person designated in writing by the Chairman, or if no person is so designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the meeting shall choose a chairman by plurality vote. The Secretary or in his absence a person designated by the chairman of the meeting shall act as secretary of the meeting.

SECTION 1.6 Voting Proxies. Except as otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.10;

(a)	Each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock held by him.

(b)	Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c)	Directors shall be elected by a plurality vote.

(d)	Except as otherwise provided by law or the Certificate of Incorporation, each matter, other than election of directors, properly presented to any meeting shall be decided by a majority of the votes cast on the matter.

(e)	Election of directors and the vote on any other matter presented to a meeting shall be by written ballot only if so ordered by the chairman of the meeting or if so requested by any stockholder present or represented by proxy at the meeting entitled to vote in such election or on such matter, as the case may be.

SECTION 1.7 Adjourned Meetings. A meeting of stockholders may be adjourned to another time or place as provided in Section 1.4. Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 1.8 Consent of Stockholders in Lieu of Meeting. Whenever the vote of stockholders at a meeting thereof is by law or by the Certificate of Incorporation or by the Bylaws required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with: (1) if all the stockholders who would have been entitled to vote upon such action if such meeting were held shall consent in writing to such corporate action being taken; or (2) if, when authorized by the Certificate of Incorporation, a majority (or such other higher minimum percentage as may be required by statute) of the stockholders who would have been entitled to vote upon the action if a meeting had been held shall consent in writing to such corporate action being taken and provided prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

SECTION 1.9 List of Stockholders Entitled to Vote. At least 10 days before every meeting of stockholders a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared and shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. Such list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 1.10 Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE TWO

DIRECTORS

SECTION 2.1 Powers. The business of the Corporation and the conduct of its affairs shall be managed under the direction of its Board of Directors. The Board of Directors may exercise all the powers of the Corporation, except such as are by statute or the Charter or the Bylaws conferred upon or reserved to the stockholders.

SECTION 2.2 Number. The number of directors that shall constitute the whole Board shall be not less than 3 nor more than 15. The number of directors shall be determined by resolution of the Board of Directors or by the stockholders within the limits above specified.

SECTION 2.3 Term of Office. Directors shall be elected at the annual meeting of stockholders to hold office, subject to Sections 2.6 and 2.7, until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SECTION 2.4 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office, subject to Sections 2.6 and 2.7, until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SECTION 2.5 Chairman of the Board. The Board of Directors may designate from its membership a chairman, who shall perform such duties as may be prescribed by the Bylaws and such other duties as may be assigned to him by the Board of Directors.

SECTION 2.6 Resignation. Any director of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereof to take effect when such resignation or resignations shall become effective and each director so chosen shall hold office as provided in these Bylaws in the filling of other vacancies.

SECTION 2.7 Removal. Any one or more directors may be removed, with or without cause, by the vote or, pursuant to the relevant corporate law of Delaware, by the written consent of the holders of a majority (or such other higher minimum percentage as may be required by statute) of the issued and outstanding shares of stock of the Corporation entitled to vote for the election of directors.

SECTION 2.8 Regular and Annual Meetings; Notice. Regular meetings of the Board of Directors shall be held at such time and at such place, within or without the State of Delaware, as the Board of Directors may from time to time prescribe. No notice need be given of any regular meeting and a notice, if given, need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after an annual meeting of stockholders at the same place as that at which such meeting was held.

SECTION 2.9 Special Meetings; Notice. A special meeting of the Board of Directors may be called at any time by the Board of Directors, its Chairman, the President or any person authorized to act in the place of the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting. Notice of such meeting stating the time, place and purposes thereof shall be given (a) by deposit of the notice in the United States mail, first class, postage prepaid, at least three days before the day fixed for the meeting addressed to each director at his address as it appears on the Corporation’s records or at such other address as the director may have furnished the Corporation for that purpose, or (b) by delivery of the notice similarly addressed for dispatch by electronic transmission, facsimile or (c) by delivery of the notice by telephone or in person, in each case at least 24 hours before the time fixed for the meeting.

SECTION 2.10 Presence at Meeting. Members of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner shall constitute presence in person at the meeting.

SECTION 2.11 Presiding Officer and Secretary at Meetings. Each meeting of the Board of Directors shall be presided over by the Chairman of the Board of Directors or in his absence by the President or if neither is present by such member of the Board of Directors as shall be chosen by the meeting. The Secretary, or in his absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

SECTION 2.12 Quorum. One-third of the whole Board of Directors, but in no event less than 2 directors, shall constitute a quorum for the transaction of business, but in the absence of a quorum, a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. Except as otherwise required by the Certificate of Incorporation or by the Bylaws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 2.13 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or of such committee.

SECTION 2.14 Executive and Other Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee and one or more other committees, each such committee to consist of two or more directors as the Board of Directors may from time to time determine. Any such committee, to the extent provided in such resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power to authorize the seal of the Corporation to be affixed to all papers that may require it. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each such committee other than the Executive Committee shall have such name as may be determined from time to time by the Board of Directors.

SECTION 2.15 Meetings of Committees. Each committee of the Board of Directors shall fix its own rules of procedure consistent with the provisions of the Board of Directors governing such committee, and shall meet as provided by such rules or by resolution of the Board of Directors, and it shall also meet at the call of its chairman or any two (2) members of such committee. Unless otherwise provided by such rules or by such resolution, the provisions of the Article of these Bylaws entitled the “DIRECTORS” relating to the place of holding and notice required of meetings of the Board of Directors shall govern committees of the Board of Directors. A majority of each entire committee shall constitute a quorum thereof.

ARTICLE THREE

OFFICERS

SECTION 3.1 Election; Qualification. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may elect a Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers, and such other officers as it may from time to time determine. Two or more offices may be held by the same person.

SECTION 3.2 Term of Office. Each officer shall hold office from the time of his election and qualification to the time at which his successor is elected and qualified, unless sooner he shall die or resign or shall be removed pursuant to Section 3.4. The executive officers shall be elected annually by the Board of Directors at its first meeting following the Annual Meeting of Stockholders and each such officer shall hold office until the corresponding meeting of the Board of Directors in the next year and until his successor shall have been duly chosen and qualified or until his death or until he shall have resigned, or shall have been removed from office in the manner provided in this Article.

SECTION 3.3 Resignation. Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.4 Removal. Any officer may be removed at any time, with or without cause, by the vote of a majority of entire Board of Directors and any officer of the Corporation duly appointed by another officer may also be removed, with or without cause, by such other officer or by the Executive Committee.

SECTION 3.5 Vacancies. Any vacancy in any of the offices provided for in this Article may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

SECTION 3.6 President. The President shall be the chief executive officer of the Corporation and shall have general charge of the business and affairs of the Corporation, subject however to the right of the Board of Directors to confer specified powers on officers and subject generally to the direction of the Board of Directors.

SECTION 3.7 Vice President. Each Vice President shall have such powers and duties as generally pertain to the office of Vice President and as the Board of Directors or the President may from time to time prescribe. During the absence of the President or his inability to act, the Vice President, or if there shall be more than one Vice President, then that one designated by the Board of Directors, shall exercise the powers and shall perform the duties of the President, subject to the direction of the Board of Directors.

SECTION 3.8 Secretary. The Secretary shall keep the minutes of all meetings of stockholders and of the Board of Directors. He shall be custodian of the corporate seal and shall affix it or cause it to be affixed to such instruments as require such seal and attest the same and shall exercise the powers and shall perform the duties incident to the office of Secretary, and those that may otherwise from time to time be assigned to him, subject to the direction of the Board of Directors.

SECTION 3.9 Treasurer. The Treasurer shall have care of all funds and securities of the Corporation and shall exercise the powers and shall perform the duties incident to the office of Treasurer, subject to the direction of the Board of Directors.

SECTION 3.10 Other Officers. Each other officer of the Corporation shall exercise the powers and shall perform the duties incident to his office, subject to the direction of the Board of Directors.

SECTION 3.11 Subordinate Officers. The subordinate officers shall consist of such officers and agents as may be deemed desirable and as may be appointed by the President. Each such subordinate officer shall hold office for such period, have such authority, and perform such duties as the President may prescribe.

ARTICLE FOUR

CAPITAL STOCK

SECTION 4.1 Stock Certificates. The interest of each holder of stock of the Corporation shall be evidenced by a certificate or certificates in such form as the Board of Directors may from time to time prescribe. Each certificate shall be signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. If such certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Original or duplicate lists of stockholders shall be kept at an office of the Corporation.

SECTION 4.2 Transfer of Stock. Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe.

SECTION 4.3 Holders of Record. Prior to due presentment for registration of transfer the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

SECTION 4.4 Lost, Stolen, Destroyed or Mutilated Certificates. The Corporation may issue a new certificate of stock to replace a certificate alleged to have been lost, stolen, destroyed or mutilated upon such terms and conditions as the Board of Directors may from time to time prescribe.

ARTICLE FIVE

MISCELLANEOUS

SECTION 5.1 Indemnity. (a) The Corporation shall indemnify under the laws of the State of Delaware, subject to the requirements of subsection (c) of this Section, any person, or his heirs and legal representatives, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, as to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged in any such action or suit to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(b) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(c) Any indemnification under subsection (a) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the director, officer, employee or agent has met the applicable standard of conduct set forth in subsection (a) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(d) The Corporation shall pay in advance of the final disposition of a civil or criminal action, suit or proceeding those expenses actually and reasonably incurred by a director, officer, employee or agent in defending such action, suit or proceeding; provided, however, that such advancement of expenses to an officer or director shall, and to an employee or agent may (at the discretion of the Board of Directors), be conditioned upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

(e) The indemnification and advancement of expenses provided by or granted pursuant to this Section shall not limit the Corporation from providing or granting any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those indemnified or to whom expenses have been advanced may be entitled under any bylaw, agreement, vote, of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall unless otherwise provided when authorized or ratified continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f) For purposes of this Section, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(g) Repeal or modification of this Section or the relevant law shall not affect adversely any rights or obligations then existing with respect to any facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such facts.

SECTION 5.2 Waiver of Notice. Whenever notice is required by the Certificate of Incorporation, the Bylaws, or as otherwise provided by law, a written waiver thereof, signed by the person entitled to notice, shall be deemed equivalent to notice, whether before or after the time required for such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

SECTION 5.3 Code of Ethics and Business Conduct. The Corporation will conduct its domestic and international business in strict compliance with applicable United States and foreign laws, rules, regulations, and corporate policies, procedures, and guidelines, with honesty and integrity, and with a strong commitment to the highest standards of ethics. The Corporation adopts the wording of the Lockheed Martin Corporation Code of Ethics and Business Conduct, as amended from time to time, for strict adherence by its officers, employees, and consultants in the conduct of the Corporation’s business. In lieu of references in the wording to the Corporate Ethics Office, all reports of Code violations shall be made to the Corporation’s President who shall take up the matter with the Chairman of the Board.

SECTION 5.4 Fiscal Year. The fiscal year of the Corporation shall start on such date as the Board of Directors shall from time to time prescribe.

SECTION 5.5 Corporate Seal. The corporate seal shall be in such form as the Board of Directors may from time to time prescribe and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE SIX

AMENDMENT OF BYLAWS

SECTION 6.1 Amendment. The Bylaws may be made, altered or repealed at any meeting of stockholders or at any meeting of the Board of Directors by a majority vote of the whole board, except that any Bylaw adopted by the stockholders may be altered or repealed only by the stockholders if such Bylaw specifically so provides.